UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
October 27, 2015

FORTINET, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34511	77-0560389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

899 Kifer Road
Sunnyvale, CA 94086
(Address of principal executive offices, including zip code)
(408) 235-7700
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On October 27, 2015, Fortinet, Inc. issued a press release regarding its third quarter 2015 financial results (the “Press Release”).

The information in the Press Release and below shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On July 8, 2015, we completed our previously-announced acquisition of all of the outstanding shares of Meru Networks, Inc. (“Meru”). Meru is a provider of Wi-Fi networking products and services.  Cash payments, along with the estimated fair value of the earned restricted stock units assumed, resulted in a preliminary purchase price of $41.8 million.

The below information is intended to supplement information in the section titled “Financial Highlights for the Third Quarter of 2015” of the Press Release.

Billings (Non-GAAP).We define billings as revenue recognized plus the change in deferred revenue from the beginning to the end of the period less any deferred revenue balances acquired from business combination(s) during the period, if any. We consider billings to be a useful metric for management and investors because billings drives deferred revenue, which is an important indicator of the health and viability of our business. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. First, billings include amounts that have not yet been recognized as revenue. Second, we may calculate billings in a manner that is different from peer companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenue calculated in accordance with GAAP.

Total billings increased by $86.5 million, or 41%, during the three months ended September 30, 2015 compared to the same period last year. Total billings for the three months ended September 30, 2015 of $299.6 million included Meru’s billings from July 8, 2015 to September 30, 2015 of $16.2 million, or 5.4% of total billings.  Excluding Meru, our billings were $283.4 million and increased 33.0% compared to the same period last year.

The following tables present the reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures (Unaudited, in millions):

Reconciliation of total consolidated GAAP revenue to billings

	Three Months Ended
	September 30, 2015	September 30, 2014
Total revenue	$260.1	$193.3
Add increase in deferred revenue	49.3	19.8
Less deferred revenue balance acquired in business combination	(9.8)	—
Total billings (Non-GAAP)	$299.6	$213.1

Reconciliation of Meru's GAAP revenue to billings

For the period
July 8, 2015 through September 30, 2015
Total revenue	$12.0
Add increase in deferred revenue	4.2
Total billings (Non-GAAP)	$16.2

Revenue: Total revenue increased by $66.7 million, or 35%, during the three months ended September 30, 2015 compared to the same period last year. Total revenue for the three months ended September 30, 2015 of $260.1 million included Meru’s revenue from July 8, 2015 of $12.0 million, or 4.6% of total revenue.  Meru’s revenue includes product revenue of $9.5 million.  Excluding all Meru, our revenue was $248.0 million and increased 28.3% compared to the same period last year.

Deferred Revenue: Total deferred revenue as of September 30, 2015 increased by $206.9 million or 41% year over year. Total deferred revenue as of September 30, 2015 of $706.9 million included deferred revenue relating to Meru of $14.0 million, or 2.0% of total deferred revenue.  Excluding Meru, our deferred revenue was $692.9 million and increased by $192.9 million  or 38.6% compared to a year ago.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortinet, Inc.

Date: October 27, 2015	By:	/s/ JOHN WHITTLE
John Whittle
Vice President and General Counsel